Exhibit 10.12

Execution Copy

GRANT AGREEMENT

between

ARIZONA COMMERCE AUTHORITY,

an agency of the State of Arizona,

and

ACCELR8 TECHNOLOGIES CORPORATION,

a Colorado corporation

Execution Copy

GRANT AGREEMENT

THIS GRANT AGREEMENT (the “Agreement”), dated to be effective as of August __, 2012 (the “Effective Date”), is made by and between the ARIZONA COMMERCE AUTHORITY, an agency of the State of Arizona (together with its successors and assigns, the “Authority”); and ACCELR8 TECHNOLOGIES CORPORATION, a Colorado corporation, (“Accelr8”). The Authority and Accelr8 are sometimes referred to individually as a “Party,” and collectively, as the “Parties”.

RECITALS:

A.                The Authority was established by the State of Arizona with a mission to provide private sector leadership in growing and diversifying the economy of the State, and creating high quality employment in the State through expansion, attraction and retention of businesses and marketing the State for the purpose of expansion, attraction and retention of business.

B.                 The Authority has the power and authority, inter alia, to provide grants to qualifying businesses that promote the mission of the Authority.

C.                 Accelr8 has proposed the development, operation and expansion of a business enterprise within the State (the “Project”). In its first three years from the Relocation Date, Accelr8 anticipates that the Project will involve the creation of a significant number of new Qualified Jobs (as hereinafter defined), with highly competitive average annual wages and a meaningful Capital Investment (as hereinafter defined). The Parties acknowledge that the foregoing Qualified Jobs and Capital Investment may be created and/or funded, as applicable, by Accelr8 or an affiliate thereof, including one of its subsidiaries.

D.                Accelr8 is currently headquarted in Colorado, has evaluated the feasibility of developing the Project in Arizona, Colorado and Michigan. In reliance upon the Grant (as hereinafter defined) from the Authority, as well as other State- and County-sponsored incentives, Accelr8 has elected, in the exercise of its discretion and without any legal obligation to do so, to locate the Project in Arizona. The Authority, in view of its mission to promote economic development in Arizona, and based upon independent, third-party fiscal and economic impact projections for the Project commissioned and paid for by the Authority (the “Economic Study”), wishes to incentivize Accelr8 to develop the Project in Arizona by offering a grant (pursuant to A.R.S. § 41-1545.02) to Accelr8 in the amount of $1,000,000.00 (the “Grant”) for use in the advancement of the Project, subject in full or in part to Accelr8 achieving the conditions set forth herein, including the employment projections.

E.                 The Authority has determined, in the exercise of its informed judgment, and based upon the Economic Study, that the objective value of the performance obligations of Accelr8 which have been bargained for in this Agreement, including but not limited to Accelr8’s commitment to create the Qualified Jobs, exceeds the benefits conferred on Accelr8 by the Authority under this Agreement.

F.                  The Parties agree and intend that the acts of the Parties described in and required by this Agreement (including those acts which Accelr8 presently is neither obligated nor under any legal compulsion to do), are specifically and expressly “bargained for” by and between the Parties as part of the Parties’ promised performance to each other, and therefore constitute direct “consideration” to support this Agreement.

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G.                The Authority has determined that Accelr8’s anticipated creation of Qualified Jobs (as hereinafter defined) will enhance the economic vitality of Arizona by generating employment opportunities and tax revenues that would not otherwise exist but for Accelr8’s development and implementation of the Project in Arizona pursuant to the terms of this Agreement, and has further determined that the Grant will be of material benefit to Arizona in light of such employment opportunities and revenues generated by the development and implementation of the Project in Arizona and potential future expansion of the Project in this State.

H.                In furtherance of the benefits it has concluded will be obtained by Arizona as a result of the Grant, the Authority has agreed to make a separate Loan (as hereinafter defined) to Pima County, Arizona for the purpose of funding certain real estate and building improvements to a facility in Tucson, Arizona that will house the Project.

I.                   Based on the Grant and other considerations provided by the Authority, and acting in material reliance thereon, Accelr8 has agreed to locate and develop the Project in Arizona.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, conditions, representations and warranties herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1: DEFINITIONS

1.1.            Defined Terms. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below, unless the context requires otherwise:

1.1.1.            “Accelr8” shall have the meaning set forth in the first grammatical paragraph of this Agreement;

1.1.2.            “Accelr8 Information” shall have the meaning set forth in Section 8.6;

1.1.3.            “Accelr8’s Closing Affidavit” shall mean Accelr8’s Closing Affidavit in form and substance satisfactory to the Authority, to be executed and delivered by Accelr8 to the Authority at the Closing, substantially in the form attached hereto as Exhibit A;

1.1.4.            “Agreement” shall mean this Grant Agreement and all exhibits and supplements hereto as it or they may be amended or supplemented from time to time as provided in this Agreement;

1.1.5.            “Applicable Laws” shall mean the federal, state, county and local laws (statutory and common law), ordinances, rules, regulations, permit requirements, and other requirements and official policies of the State of Arizona (or any applicable political subdivision or agency thereof) which apply to the Project as of the Effective Date;

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1.1.6.            “Arizona Investment” shall mean compliance with all of the following:

A.    As soon as reasonably practicable but in no case later than one year from the Effective Date, Accelr8 shall relocate substantially all of its existing operations, including its corporate headquarters, to Arizona and shall retain those currently-existing operations, together with expanded operations associated with the Project, in Arizona through the Maturity Date; and

B.     Within three years after the Relocation Date, the Project shall create in Arizona at least 65 new Qualified Jobs (“Qualified Jobs”) in Arizona and shall retain the new Qualified Jobs in Arizona through the Maturity Date; and

C.     Within three years after the Relocation Date, Grantee shall make a Capital Investment (as hereinafter defined) in the Project of at least $4,520,000.00.

1.1.7.            “Authority” shall have the meaning set forth in the preamble of this Agreement;

1.1.8.            “Business Day” shall mean any day of the year, excluding Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and are actually closed in Phoenix, Arizona;

1.1.9.            “Capital Investment” shall mean the aggregate of all expenditures by or on behalf of Accelr8 (or an affiliate thereof) to acquire or lease real property, improve real property, and acquire or lease tangible personal property that is (or will be) used in operating or advancing the Project, including, but not limited to, land, buildings, machinery, equipment (whether located at real property owned or leased by Accelr8 (or an affiliate) or used by Accelr8 (or an affiliate) personnel and fixtures (including but not limited to any lease payments made by Accelr8 prior to the Maturity Date;

1.1.10.        “Close Out Report” shall have the meaning described in Section 6.1.3;

1.1.11.        “Corporate Succession” means (i) a sale or transfer of all or substantially all of Accelr8’s business assets, (ii) a change in the form of business entity (or State of domestication) through which Accelr8 conducts its business, or (iii) the merger or consolidation of Accelr8 with another business entity, in each case where such entity assumes all liabilities and obligations of Accelr8 hereunder, or (iv) the acquisition of all the outstanding capital stock of Accelr8 by another entity.

1.1.12.        “Default” shall mean the happening or occurrence of any event or circumstance which, with notice or the lapse of time, or both, would constitute an Event of Default as defined in this Agreement;

1.1.13.        “Economic Study” shall have the meaning set forth in Recital D;

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1.1.14.        “Effective Date” shall have the meaning set forth in the first grammatical paragraph of this Agreement;

1.1.15.        “Event of Default” shall mean any of the events described in Section 8.1;

1.1.16.        “Governmental Authority” shall mean, as applicable, the United States of America, the State of Arizona, and any other political subdivision, agency, or instrumentality exercising jurisdiction over Accelr8;

1.1.17.        “Grant” shall have the meaning set forth in Recital D;

1.1.18.        “Grant Payments” shall mean the incremental payments of the Grant from the Authority to Accelr8 pursuant to Milestone Grant Payments in accordance with the achievement of Milestones;

1.1.19.        “Loan” shall mean the loan in the amount of $700,000 to be made by the Authority to Pima County, Arizona for the purpose of funding certain real estate and building improvements to a facility in Tucson, Arizona;

1.1.20.        “Maturity Date” shall mean the date which is five years from the Relocation Date;

1.1.21.        “Measurement Date” shall mean the date which is three years from the Relocation Date;

1.1.1.               “Milestone” shall mean generally one of Milestone One, Two, Three or Four (each as hereinafter defined);

1.1.2.               “Milestone One” shall mean Accelr8 completing the following:

(i) Relocation of substantially all existing Accelr8 operations, including its corporate headquarters, to Arizona; and

(ii) Creation of 15 Qualified Jobs;

1.1.3.               “Milestone Two” shall mean Accelr8 having created an aggregate of 30 Qualified Jobs (including Qualified Jobs under Milestone One);

1.1.4.               “Milestone Three” shall mean Accelr8 having created an aggregate of 40 Qualified Jobs (including Qualified Jobs under Milestone One and Milestone Two);

1.1.5.               “Milestone Four” shall mean the date that is the earlier of the Measurement Date or the date upon which Accelr8 has completed both of the following:

(i) Created in excess of 65 Qualified Jobs (including Qualified Jobs under Milestone One, Milestone Two and Milestone Three); and

(ii) Made a Capital Investment of at least $4,520,000.00.

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1.1.22.        “Milestone One Grant Payment” shall mean a payment from the Authority (via the Escrow Account) to Accelr8 equal to the product of the Multiplier x $250,000;

1.1.23.        “Milestone Two Grant Payment” shall mean a payment from the Authority (via the Escrow Account) to Accelr8 equal to the product of the Multiplier x $250,000;

1.1.24.        “Milestone Three Grant Payment” shall mean a payment from the Authority (via the Escrow Account) to Accelr8 equal to the product of the Multiplier x $250,000;

1.1.25.        “Milestone Four Grant Payment” shall mean a payment from the Authority (via the Escrow Account) to Accelr8 calculated as follows:

(i)	the product of (the product of the total number, not to exceed 65, of Qualified Jobs created and maintained through Milestone Four x $13,076.93) x the Multiplier;

plus

(ii)	the product of $150,000 x the quotient of the Capital Investment made to date, up to $4,520,000.00 ÷ $4,520,000;

minus

(iii)	total Grant Payments made to date.

In the event that the amount calculated under the foregoing formula is negative, Accelr8 shall be required to pay the additive inverse of that amount to the Authority, which payment shall be due within ten Business Days after written notice thereof to Accelr8.

1.1.26.        “Multiplier” shall be the lesser of (i) 1 or (ii) the quotient of the average annual wages (including salary, bonuses and other payments designated by any applicable taxing authority as personal income) of all Qualified Jobs created by Accelr8 as of the applicable Milestone ÷ $70,000. For clarification, the determination of average annual wages does not require Accelr8 to include all jobs across its workforce but only those that it designates in its sole discretion as a Qualified Job for purposes of a Milestone;

1.1.27.        “Notice and Cure Period” shall mean, as used in this Agreement, 5:00 p.m. Arizona Time on the 60th day after the deemed receipt by Accelr8 from the Authority or by the Authority from Accelr8, in accordance with Section 8.1, of a written notice of failure to perform any covenant or agreement or to pay when due any payment of principal, interest, fees, late charges, or other sums due under the this Agreement, during which 60-day period the payment may be made or the performance undertaken and completed;

1.1.28.        “Party” or “Parties” shall have the meaning set forth in the preamble of this Agreement;

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1.1.29.        “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof;

1.1.30.        “Processing Fee” shall mean the sum of $10,000.00 due the Authority and paid by Accelr8 from the Grant;

1.1.31.        “Progress Report” shall be provided pursuant to Section 6.1 and in the form set forth on Exhibit B of this Agreement; provided that Accelr8 will endeavor to cooperate with an additional reasonable requests for information made by the Authority;

1.1.32.        “Project” shall have the meaning set forth in Recital C;

1.1.33.        “Qualified Job” shall mean a job that is permanent (i.e., not seasonal, on a contract basis for a prescribed period or otherwise temporary), full-time (designated as such by Accelr8 in its reasonable discretion), new to Arizona, and for which Accelr8 pays average (across all Qualified Jobs identified solely by Accelr8 in its discretion for purposes of a Milestone) annual wages (including salary, bonuses and other payments designated by any applicable taxing authority as personal income) of at least $63,000 and offers health insurance benefits and pays at least 65% of the premiums. For clarification, the determination of average annual wages does not require Accelr8 to include all jobs across its workforce but only those that it designates in its sole discretion as a Qualified Job for purposes of a Milestone; and

1.1.34.        “Relocation Date” shall mean the earlier of (i) the one year anniversary of the Effective Date or (ii) the date that Accelr8 officially changes its headquarters to Arizona as evidenced by the Kino facility being completed and Accelr8 employees working there.

1.1.35.        “State” shall mean the state of Arizona.

ARTICLE 2: AUTHORITY’S AGREEMENT TO MAKE THE GRANT AND LOAN

2.1 Agreement to Pay the Grant Funds into Escrow. Within three Business Days after execution and delivery to the Authority of this Agreement, the Escrow Agreement and the Closing Affidavit by Accelr8 and Escrow Agent (as applicable), the Authority shall pay the full amount of the Grant ($1,000,000), net of the Processing Fee, into an escrow account (the “Escrow Account”), which shall be administered by Alliance Bank of Arizona (the “Escrow Agent”) and governed by an Escrow Agreement among the Parties and the Escrow Agent in the form set forth on Exhibit C to this Agreement (“Escrow Agreement”).

2.2 Schedule of Grant Payments from Escrow. The Authority shall direct the Escrow Agent in writing to release the funds in the Escrow Account pursuant to the following schedule (or, in the case of Milestone Four, the Authority shall, if applicable, notify Accelr8 in writing that it owes a payment to the Authority):

2.2.1 The Milestone One Grant Payment following submission of a Progress Report evidencing achievement of Milestone One; provided, however, that if Milestone One has not occurred by the Measurement Date, no Milestone One Grant Payment shall be made.

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2.2.2 The Milestone Two Grant Payment following submission of a Progress Report evidencing achievement of Milestone Two; provided, however, that if Milestone Two has not occurred by the Measurement Date, no Milestone Two Grant Payment shall be made.

2.2.3 The Milestone Three Grant Payment following submission of a Progress Report evidencing achievement of Milestone Three; provided, however, that if Milestone Three has not occurred by the Measurement Date, no Milestone Three Grant Payment shall be made.

2.2.4 The Milestone Four Grant Payment following submission of a Progress Report evidencing achievement of Milestone Four.

2.3 Time Periods for Payments. Within 10 Business Days following submission of a complete Progress Report supporting an applicable Milestone Payment, the Authority must instruct the Escrow Agent in writing (with a copy to Accelr8 in accordance with Section 8.1) to release the applicable Milestone Grant Payment to Accelr8.

2.4 No Further Payments for Activities After the Measurement Date. Except in relation to any dispute between the Parties about any outstanding amounts or payments due Accelr8 and subject to Section 7.1.1, any unpaid portion of the Grant to which Accelr8 has not become entitled as of the Measurement Date (as reflected in a Progress Report submitted by Accelr8 and accepted as final by the Authority), shall be returned to the Authority by the Escrow Agent and shall no longer be available to Accelr8.

2.5 No Representation or Warranty Regarding Tax Treatment. The Authority expressly disclaims any representation or warranty with respect to the treatment of the Grant to Accelr8 under any state, local, or federal income (or similar) taxation statutes, ordinances, or regulations.

2.6 Loan to Local Jurisdiction. Contemporaneous with the funding of the Grant into the Escrow Account, the Authority shall pay the full amount of the Loan ($700,000) to Pima County. Accelr8 shall be under no obligation to guarantee or repay the Loan.

2.7 Processing Fee. Accelr8 agrees to pay to the Authority the Processing Fee which is and shall be earned by the Authority’s making the Grant, and the Authority’s rights in and to the Processing Fee shall not be contingent upon any other act by the Authority or any event or occurrence whatsoever.

ARTICLE 3: CONDITIONS TO THE GRANT

3.1                Conditions to the Grant. As a condition to receiving a Grant payment, Accelr8 shall have satisfied (or caused to be satisfied) the conditions and requirements specifically set forth below in this Section 3.1, provided, however, that the condition set forth in Section 3.1.1(i) below shall apply only to the Milestone One Grant Payment and shall not apply to any other Milestone payments or to Accelr8’s eligibility for any Arizona tax credits except as may be separately required by applicable statute under such tax credit programs:

3.1.1 Accelr8 shall have delivered to the Authority the following documents, duly executed and acknowledged as necessary:

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(i) Accelr8’s Closing Affidavit, for the Milestone One Grant Payment only;

(ii) Certificates of Good Standing, (a) issued by the state in which Accelr8 is domiciled confirming that Accelr8 is in good standing in such state, and (b) issued by the Arizona Corporation Commission confirming that Accelr8 is in good standing as a foreign corporation in the State of Arizona; and

(iv) Evidence, in form and content reasonably satisfactory to the Authority, that Accelr8 owes no delinquent taxes to a taxing jurisdiction in the State; and

(v) Evidence, in form and content reasonably satisfactory to the Authority, that Accelr8 is registered with and is participating in the E-Verify program pursuant to A.R.S. § 23-214.

3.1.2 No Event of Default shall exist.

ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF THE AUTHORITY

The Authority hereby represents to Accelr8 as of the Effective Date as follows:

4.1                The Authority is duly created pursuant to A.R.S. §§41-1501 et seq.;

4.2                The Authority has duly authorized its Interim President and Chief Executive Officer, Sandra Watson, to enter into this Agreement on behalf of the Authority; and

4.3                The Authority knows of no litigation, proceeding, initiative, referendum, investigation or threat of any of the same contesting the powers of the Authority or its officials with respect to this Agreement that has not been disclosed in writing to Accelr8.

ARTICLE 5: REPRESENTATIONS AND WARRANTIES OF ACCELR8

Accelr8 hereby represents and warrants to the Authority as of the Effective Date as follows:

5.1                To the best of Accelr8’s knowledge and belief, all information supplied or delivered to the Authority by Accelr8 in connection with the transactions contemplated by this Agreement is materially true, correct, and complete as of the dates specified therein;

5.2                No material adverse change has occurred in the financial condition of Accelr8 since the dates of the financial statements;

5.3                Except as may have previously been disclosed, in writing, to the Authority, there are no actions, suits, or proceedings pending or, to Accelr8’s knowledge after due diligence, threatened in any court or before or by any Governmental Authority which materially and adversely affect Accelr8’s ability to pay and perform Accelr8’s obligations under the Agreement, or which involve the validity, enforceability, or priority of any of the Agreement;

5.4                The Agreement constitutes a valid and binding obligation of Accelr8, enforceable in accordance with its terms. The consummation of the transactions contemplated hereby and the performance of any of the terms and conditions hereof will not result in a breach of or constitute a default under any mortgage, deed of trust, promissory note, credit agreement, judgment or any other agreement to which Accelr8 is a party or by which Accelr8 may be bound;

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5.5                Accelr8 has examined and is familiar with all conditions associated with the Grant, as set forth herein;

5.6                Accelr8 is a Colorado corporation, duly formed and validly existing under the laws of the State of Colorado, as currently enacted, and Accelr8 has the full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated to be carried out hereunder. The persons signing this Agreement on behalf of Accelr8 have full corporate power and authority to do so. All necessary consents, approvals, resolutions and other action required to duly authorize, execute and deliver the Agreement and to perform thereunder, to the extent required by Accelr8 for such authorization, execution, delivery and performance thereunder, have been obtained or taken by Accelr8;

5.7                To the best of Accelr8’s knowledge and belief, there are no attachments, levies, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debt or relief laws pending against Accelr8 or currently contemplated by Accelr8;

5.8                To the best of Accelr8’s knowledge and belief, Accelr8 has timely filed all material federal, state, and local tax returns due during calendar year 2011, and has paid all of its current material tax-related obligations before delinquent or has obtained an extension therefor, including all material federal, state and local taxes, except for such returns, obligations, and payments which are being contested in good faith; and

5.9                Accelr8 does not have scrutinized business operations in Iran or Sudan, in accordance with A.R.S. §35-393 et seq. and A.R.S. §35-391 et seq.

Accelr8 acknowledges and agrees that, for Accelr8’s purposes, this Agreement constitutes the written agreement required by and referred to in A.R.S. § 41-1545.02.

ARTICLE 6: ADDITIONAL COVENANTS AND AGREEMENTS OF ACCELR8

6.1                Progress Reports; Close Out Report. Accelr8 shall submit Progress Reports to the Authority in accordance with the following schedule:

6.1.1	Annually, on or before July 31 of each year within the term of this Agreement, reporting on the twelve-month period ending the previous June 30 (the Authority’s fiscal year);
6.1.2	Upon or after achievement of each Milestone, reporting on the period from the Effective Date through the date of achievement of the most recent Milestone (these Progress Reports shall hereinafter be referred to as the “Milestone Reports”); provided that the Milestone Report due following Milestone Four shall be submitted no later than 20 days after the Measurement Date;

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6.1.3	Upon the Relocation Date; and
6.1.4	Within 20 Business Days after the Maturity Date, reporting on the period from Effective Date through the Maturity Date (this Progress Report shall hereinafter be referred to as the “Close Out Report”).

Except as provided in the preceding sentence, there shall be no filing deadline for Milestone Reports. Accelr8’s failure to timely submit a Progress Report, or to otherwise comply with conditions of receiving Grant Payments under this Agreement, including without limitation those set forth in Article 3, shall have the effect of correspondingly deferring any time requirements imposed hereunder on the Authority relating to any payment obligations associated with the late Progress Report. Notwithstanding the preceding sentence, if Accelr8 fails to submit a required Progress Report or to otherwise comply with conditions of receiving Grant Payments under this Agreement, including without limitation those set forth in Article 3, within three months after such condition being due, then subject to a Notice and Cure Period, Accelr8 shall be required to repay all net Grant proceeds received hereunder, within 10 Business Days following written notice thereof from the Authority, and the Authority shall be forever relieved of its obligations hereunder. Progress Reports shall require Accelr8 to disclose only such information necessary for the Authority to determine whether Accelr8 has satisfied the requirements set forth herein.

6.2      Within 10 Business Days from receipt of each Progress Report, the Authority shall take one of the following actions with respect to the report and convey such action, together with a statement of the reasons for such action, to Accelr8 in writing (including by E-mail, notwithstanding anything herein to the contrary): (i) accept the contents of the report in whole, (ii) accept the contents of the report in part and reject the contents of the report in part, (iii) reject the contents of the report in whole, or (iv) reasonably request additional information to assist with the Authority’s review of the report. In the event the Authority does not timely respond to a Progress Report, then, subject to a Notice and Cure Period, the Progress Report will be deemed accepted and the Parties’ rights will be established as provided herein based on the information in the Progress Report. In the event the Authority does request additional information to assist with its review of a Progress Report, the Parties shall work in good faith to resolve any open issues, and the Authority’s response obligations with respect to the original Progress Report shall apply to each receipt, in writing, of such additional information requested by the Authority; provided, however, that the Authority shall use best efforts to address and notify Accelr8 of all open issues at each step and shall not request additional information from Accelr8 for the purposes of avoiding its timing obligations under this section. Under no circumstances shall the Authority have longer than 45 days in which to make a final decision with respect to a Progress Report so long as Accelr8 has timely responded to all reasonable information requests during the preceding time period. If the Authority rejects the contents of a Progress Report, in whole or part, Accelr8 shall have such appeal rights with respect to such decision as are available for Authority actions.

6.3                Accelr8 shall pay when due all of its own costs and expenses required by or incident to this Agreement and the Project, including, without limitation all taxes and assessments applicable to the Project, other than such taxes and assessments as are actively contested by Accelr8, in good faith, by appropriate proceedings.

6.4                Accelr8, at the Authority’s cost, shall permit the Authority, upon reasonable notice during normal business hours and subject to Accelr8’s security policies, while this Agreement is in effect, and for one (1) year thereafter, to examine and audit such books and records of Accelr8 as are necessary for the Authority to determine whether Accelr8 has performed the Arizona Investment and the other conditions set forth herein.

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ARTICLE 7: EVENTS OF DEFAULT; REMEDIES

7.1 Event of Default. The occurrence of any of the following shall constitute an Event of Default by Accelr8 under this Agreement:

7.1.1 Subject to the Notice and Cure Period, the failure by Accelr8 to comply with, perform and discharge, fully and timely, any material covenant, agreement, condition or obligation to be performed by Accelr8 hereunder; provided, however, that if such cure shall require more than 60 days to complete, Accelr8 shall not be in default hereunder so long as Accelr8 shall commence such cure within the 60-day period and thereafter diligently prosecute such cure to completion; and further provided, that such cure is completed within 60 days thereafter.

7.1.2 The appointment of a receiver, trustee, conservator, or liquidator for Accelr8, or in respect of any of the Project, or any material part of any other property of Accelr8;

7.1.3 The filing of a voluntary petition in bankruptcy against or by Accelr8, or by the filing of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for or against Accelr8, under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency, or other relief for debtors; the filing of an involuntary petition in bankruptcy for or against Accelr8, which is not dismissed within 60 days following such filing; if Accelr8 becomes “insolvent” as that term is defined in Section 101(26) of the Bankruptcy Code, Title 11 of the United States Code, 11 U.S.C. 101, et seq.; or if Accelr8 shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due; or if Accelr8 shall solicit any creditors of Accelr8 to file an involuntary petition against Accelr8.

7.1.4 The validity or enforceability of the Agreement, at law or in equity, or before any Governmental Authority, is challenged by Accelr8.

7.2 Remedies of Authority. Upon the occurrence of an Event of Default by Accelr8, the Authority shall have the following remedies available to it:

7.2.1           Failure to deliver the Arizona Investment. In the event Accelr8 does not continuously maintain the Qualified Jobs for which Accelr8 receives Milestone Grant Payments through the Maturity Date (as reflected in a final Close Out Report), Accelr8 shall owe the Authority all or a portion of the Grant calculated as follows (assuming it is a positive number): the number of Qualified Jobs for which Accelr8 received a Grant Payment but which were not retained through the Maturity Date multiplied by $12,923.

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If the Authority determines, following receipt of the Close Out Report, that Accelr8 owes any amounts to the Authority under this Section, the Authority shall give written notice thereof to Accelr8 and Accelr8 shall pay such amounts within 30 Business Days following receipt of such notice. Notwithstanding anything herein to the contrary, requiring repayment by Accelr8 under Section 1.1.23 or this Section are the exclusive remedies of the Authority for Accelr8’s failure to deliver the Arizona Investment. In the event of any action by the Authority to recover any such amounts required to be repaid by Accelr8, in whole or in part, the Authority shall be entitled to recover interest on such amounts at the rate of 5% per annum from the Maturity Date, plus its reasonable attorneys fees and costs if it is the prevailing party in such action.

7.2.2 Other Breaches; Remedies of Authority Cumulative. Except as set forth herein, in the event of any other uncured breach of any provision of this Agreement by Accelr8, except as provided herein, the Authority shall have all of the rights and remedies granted herein and all other rights and remedies available at law or in equity, and these same rights and remedies shall be cumulative and may be pursued separately, successively, or concurrently against Accelr8.

7.4 Remedy of Accelr8. Upon the occurrence of any breach of this Agreement by the Authority, Accelr8, as its sole and exclusive remedy against the Authority, subject to the Notice and Cure Period, may seek specific performance of the Authority’s obligations arising under this Agreement.

7.5 Nonliability of Authority’s Officials. Notwithstanding anything in this Agreement to the contrary, no officer, representative, agent, attorney or employee of the Authority shall be personally liable to any other Party hereto, or to any successor in interest to such Party, in the event of any non-performance or breach by the Authority with respect to any obligation of the Authority under the terms of this Agreement.

7.6 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF THIS AGREEMENT. IN NO EVENT SHALL AN AWARD OF DAMAGES EXCEED THE AMOUNT OF THE GRANT, BUT SUCH AWARD TO THE AUTHORITY MAY, IN ADDITION, INCLUDE ITS REASONABLE ATTORNEY’S FEES AND COSTS.

ARTICLE 8: GENERAL TERMS AND CONDITIONS

8.1                Notices. All notices, demands, requests, and other communications required or permitted hereunder shall be in writing and shall be delivered by hand, telegram, facsimile or deposited with the United States Postal Service postage prepaid, registered or certified mail, return receipt requested, or delivered by courier or personal delivery addressed as follows:

If to the Authority:	Arizona Commerce Authority
333 North Central Avenue, Suite 1900
Phoenix, Arizona 85004
Attn: Greg Linaman
Telephone No.: 602-845-1255
Facsimile No.: 602-845-1201

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with a required copy to:	Mariscal, Weeks, McIntyre & Friedlander, P.A.
2901 North Central Avenue, Suite 200
Phoenix, Arizona 85012
Attn: David I. Thompson, Esq.
Telephone No.: 602-285-5021
Facsimile No.: 602-285-5100

If to Accelr8:	Accelr8 Technologies Corporation

Attn: Lawrence Mehren, CEO
Telephone No.:
Facsimile No.:

with a required copy to:	Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, AZ 85004-2202
Attn: Daniel M. Mahoney, Esq.
Telephone No.: 602-382-6000
Facsimile No.: 602-382-6070

All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand, (ii) upon the fifth day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier if the delivery date is a Business Day, or otherwise on the next Business Day or (iv) if delivered by facsimile, courier or by personal delivery, then notice is deemed delivered upon the date and time of confirmed, actual receipt or refusal of delivery by the representative’s agents and employees of Accelr8. Any Party may designate a different address or person to whom such notices should be sent by giving notice thereof as provided in this Section 8.1, which change of address shall be effective upon receipt.

8.2                Indemnity. To the fullest extent permitted by law, Accelr8 hereby indemnifies, and agrees to defend, pay and hold harmless the Authority and the Authority’s directors, officers, agents and employees for, from and against any and all liability, expense or damage of any kind or nature and from any suits, claims or demands, including reasonable legal fees and expenses, arising from the gross negligence or willful misconduct of Accelr8 in connection with this Agreement. Upon receiving knowledge of any suit, claim or demand asserted by a third party that the Authority believes is covered by this indemnity, the Authority shall give Accelr8 prompt notice of the matter and an opportunity to defend the Authority, at Accelr8’s sole cost and expense. The Authority shall be responsible for complete and active cooperation with Accelr8 in defense of such claims, without compensation from Accelr8. The Authority shall not settle any such claims, suits, or demands without prior written consent of Accelr8. Accelr8 shall pay any and all valid claims of any brokers or agents with whom it has dealt who claim a right to any fees in connection with arranging the financing created pursuant to this Agreement, and shall hold the Authority harmless from such claims, whether or not they are valid. The obligations of Accelr8 in this Section 8.2 shall survive the termination of the Agreement and the repayment (if any) thereof for a period of one year.. No provision of this Agreement may be amended or modified, except by written instrument executed by the Party against whom such amendment or modification is sought to be enforced.

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8.4                Limited Severability. The Authority and Accelr8 each believes that the execution, delivery and performance of this Agreement are in compliance with all Applicable Laws. However, in the unlikely event that any provision of this Agreement is declared void or unenforceable (or is construed as requiring the Authority to do any act in violation of any Applicable Laws, constitutional provision, law, regulation, code or charter), such provision shall be deemed severed from this Agreement, and this Agreement shall otherwise remain in full force and effect; provided that this Agreement shall retroactively be deemed reformed to the extent reasonably possible in such a manner so that the reformed agreement (and any related agreements effective as of the same date) provide essentially the same rights and benefits (economic and otherwise) to the Parties as if such severance and reformation were not required. Unless prohibited by Applicable Laws, the Parties further shall perform all acts and execute all amendments, instruments and consents necessary to accomplish and to give effect to the purposes of this Agreement, as reformed.

8.5                No Waiver; the Authority’s Standard for Consents. No waiver by the Authority or Accelr8 of any of its respective rights or remedies hereunder, shall be considered a waiver of any other or subsequent right or remedy; no delay or omission in the exercise or enforcement by the Authority or Accelr8 of any rights or remedies shall be construed as a waiver of any other right or remedy; and, to the extent permitted by applicable law, no exercise of enforcement of any such rights or remedies shall be held to exhaust any right or remedy of the Authority or Accelr8. Unless otherwise provided in this Agreement, all consents of the Authority or Accelr8 permitted or required under this Agreement shall be given or withheld in such Party’s sole discretion.

8.6                Confidentiality. The Authority may not disclose to any Person any confidential, proprietary or non-public information of Accelr8 furnished to the Authority by Accelr8 or its representatives (such information being referred to collectively herein as the “Accelr8 Information”), except that the Authority may disclose Accelr8 Information (i) to its and its affiliates’ employees, officers, directors, agents and advisors who have a need to know (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Accelr8 Information and instructed to keep such Accelr8 Information confidential on substantially the same terms as provided herein and provided further that the Authority shall be responsible for any disclosure by such Persons to whom the Authority makes disclosure), (ii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (iii) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (iv) with the consent of Accelr8. The obligations under this Section 8.6 shall survive the termination of this Agreement.

8.7                No Third Party Beneficiary. This Agreement is for the sole benefit of the Authority and Accelr8 and is not for the benefit of any third party, other than the indemnified parties referenced in Section 8.2.

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8.8                Number and Gender. Whenever used herein, the singular number shall include the plural and the singular and the use of any gender shall be applicable to all genders.

8.9                Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

8.10            Governing Law; Venue. This Agreement shall be deemed to be made under, shall be construed in accordance with, and shall be governed by the internal, substantive laws of the State of Arizona (without reference to conflict of law principles). Any action brought to interpret, enforce or construe any provision of this Agreement shall be commenced and maintained solely and exclusively in the Superior Court of the State of Arizona in and for the County of Maricopa (or, as may be appropriate, in the Justice Courts of Maricopa County, Arizona, or in the United States District Court for the District of Arizona). The Parties irrevocably consent to sole and exclusive jurisdiction and venue in such courts for such purposes and waive all rights to seek transfer or removal of any action commenced under or in connection with this Agreement.

8.11            Time of the Essence. Time is of the essence with respect to each and every term and condition of this Agreement to be performed by the Parties hereunder.

8.12            Attorneys’ Fees. In the event of a breach by any Party of any provision of this Agreement and commencement of a subsequent legal action in an appropriate forum, or in the event of an action seeking a declaration of the rights or liabilities of the Parties, the prevailing Party in any such dispute shall be entitled to reimbursement of its reasonable attorney's fees and court costs, including, but not limited to, its costs of expert witnesses, transportation, lodging and meal costs of the parties and witnesses, costs of transcript preparation and other reasonable and necessary direct and incidental costs of such dispute.

8.13            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same document.

8.14            Recitals. The Recitals are incorporated herein by this reference and made an integral part hereof.

8.15            Successors Bound. This Agreement shall inure to the benefit of, and shall be binding upon, each of the Parties and their successors and assigns hereunder.

8.16            Publicity. Accept as otherwise required by applicable laws, rules or regulation, neither Party shall issue any press release or make any other public announcement concerning this Agreement without the prior written consent of the other Party, which consent may be granted or withheld for any or no reason.

8.17            Protection of Confidential Information. The Authority acknowledges that information submitted by Accelr8 or made available by Accelr8 to the Authority prior to the date hereof, and information which Accelr8 may submit or make available to the Authority after the date hereof (including all information contained on any progress report submitted by Accelr8 to the Authority as required by this Agreement and/or A.R.S. §41-1545.03), includes or will include when submitted or made available in the future highly confidential information (“Accelr8 Confidential Information”), the disclosure of which to parties other than the Authority would divulge trade secrets of Accelr8, would harm Accelr8’s competitive position related to business development opportunities and strategies (and otherwise), and/or could result in a material adverse effect on the business, results of operations, financial condition and/or prospects of Accelr8. The Authority agrees (i) that, unless otherwise expressly agreed in writing by Accelr8, such Accelr8 Confidential Information shall not be subject to disclosure to any third party, including disclosure under A.R.S. §39-101 et seq., unless compelled by a court of law, and (ii) to use its best efforts to maintain the confidentiality of all information relating to Accelr8 in its possession, including notifying Accelr8 within two days of the Authority’s receipt of any request or demand for disclosure of any information relating to Accelr8 pursuant to a public records request or otherwise. Upon such notice by the Authority, Accelr8 shall, within 10 Business Days, communicate to the Authority, in writing, what parts, if any, of the information requested is deemed by Accelr8 to be Accelr8 Confidential Information.

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8.18            Conflict of Interest. The requirements of A.R.S. § 38-511 apply to the Agreement.

8.19            No Assignment. The Parties acknowledge that this Agreement, and the Grant made to Accelr8, is personal to Accelr8 and is based solely and exclusively upon factors relevant to Accelr8’s unique business history, qualifications, financial structure and experience, and that, except as provided for in this Agreement, Accelr8 may not assign or transfer (which shall include but not be limited to encumbering or hypothecating), in whole or in part, this Agreement, or its rights or obligations arising under this Agreement (including its right to receive any funds or grant monies payable hereunder), in whole or in part, to any other person or entity, or for any purpose not specified herein, without the prior written consent of the Authority, which may be granted, withheld, delayed or conditioned in the Authority’s sole, absolute and unfettered discretion. Any assignment, or attempted or purported assignment, in violation of this Section 9.20 shall be void, and not voidable, and shall vest no rights in the purported assignee or transferee. Notwithstanding anything herein to the contrary, Accelr8 shall be permitted to complete a Corporate Succession so long as Accelr8’s successor-in-interest assumes its obligations under this Agreement by operation of law or otherwise.

[Signatures are on the following page.]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties to be effective as of the Effective Date.

ACCELR8:	ACCELR8 TECHNOLOGIES CORPORATION,
a Colorado corporation

By: Lawrence Mehren
Its: President and CEO

AUTHORITY:	ARIZONA COMMERCE AUTHORITY,
an agency of the State of Arizona

By: ______________________________________
Sandra Watson
Its: Interim President and CEO

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Exhibit A

CLOSING AFFIDAVIT

The undersigned hereby declares that he is the President and Chief Executive Officer of Accelr8 Technologies Corporation, a Colorado corporation (“Accelr8”), and further declares, solely in such capacity for Accelr8 and not individually, that:

1. The undersigned has examined the Grant Agreement, executed and effective as of _____________, 2012, by and between Accelr8 and the Arizona Commerce Authority, an agency of the State of Arizona (the “Agreement”); and

2. To the knowledge of the undersigned, without an independent investigation, the representations and warranties of Accelr8 set forth in Article 5 of the Agreement are true and correct in all material respects, or true and correct where such representations and warranties are already qualified by materiality or material adverse change in the business, operations or financial condition of Accelr8;, except that if a representation and warranty is made as of a specific date and such date is expressly referred to therein, such representation or warranty shall be true and correct (or true and correct in all material respects, as applicable) as of the date thereof.

Executed this ___ day of ______________2012.

By: ___________________________________________
Name: _________________________________________
Its:____________________________________________

STATE OF ARIZONA	)
) ss
County of Maricopa	)

On ________________________, 2012, before me, the undersigned Notary Public, personally appeared ____________________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument the person or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

My Commission Expires:

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Exhibit B

FORM OF PROGRESS REPORT

Exhibit C

ESCROW AGREEMENT FOR GRANT